Exhibit 99.1

Contact:              Robert M. Gorman - (804) 523-7828

Executive Vice President / Chief Financial Officer

ATLANTIC UNION BANKSHARES REPORTS FIRST QUARTER RESULTS

Richmond, Va., April 22, 2021 – Atlantic Union Bankshares Corporation (the “Company” or “Atlantic Union”) (Nasdaq: AUB) today reported net income available to common shareholders of $53.2 million and basic and diluted earnings per common share of $0.67 for the first quarter ended March 31, 2021. Adjusted operating earnings available to common shareholders(1) were $64.8 million, diluted operating earnings per common share(1) were $0.82, and pre-tax pre-provision adjusted operating earnings(1) were $68.6 million for the first quarter ended March 31, 2021.

“Despite near term economic headwinds from COVID-19, Atlantic Union delivered solid financial results in the first quarter while positioning the company for success over the long term,” said John C. Asbury, president and chief executive officer of Atlantic Union. “Operating under the mantra of soundness, profitability and growth – in that order of priority - Atlantic Union remains in a strong financial position with ample liquidity and a well-fortified capital base.”

“Our conservative credit culture continues to serve us well as we help our clients manage through the pandemic. With credit quality metrics remaining benign and a more optimistic economic recovery outlook due to the roll-out of COVID-19 vaccines and additional government stimulus inclusive of more PPP funding, we believe that credit losses will not be as severe as initially projected and that loan growth will improve as economic activity accelerates over the next few quarters.”

“Looking forward, we remain optimistic that the challenges of COVID-19 will ease as the year progresses and that Atlantic Union will emerge as a stronger company that is well positioned to generate sustainable, profitable growth and build long term value for our shareholders.”

Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”)

The Company has participated in the SBA PPP under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act (“PPP Round One”), which was intended to provide economic relief to small businesses that have been adversely impacted by the COVID-19 global pandemic (“COVID-19”). The Company processed over 11,000 PPP loans totaling $1.7 billion in 2020 pursuant to the CARES Act. The loans carry a 1% interest rate. As of March 31, 2021, PPP Round One loans have a recorded investment of $1.03 billion and unamortized deferred fees of $10.7 million. In addition to an insignificant amount of PPP loan pay offs, the Company has processed approximately $600 million of loan forgiveness on approximately 5,600 PPP loans, of which approximately 2,500 PPP loans totaling approximately $165.0 million were processed for forgiveness in the first quarter of 2021.

Certain provisions of the CARES Act, including additional PPP funding, were extended as a result of the Consolidated Appropriations Act 2021 (the “CAA”) (“PPP Round Two”), which was signed into law on December 27, 2020 and is currently set to expire on May 31, 2021. The Company has processed approximately 4,800 loans pursuant to PPP Round Two, with a recorded investment of $511.7 million and unamortized deferred fees of $22.4 million as of March 31, 2021. The loans carry a 1% interest rate.

(1)	These are financial measures not calculated in accordance with generally accepted accounting principles (“GAAP”). For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results

First Quarter 2021 Branch Consolidations and FHLB Advance Prepayments

The Company completed the consolidation of five branches in February 2021 and incurred branch closure costs of approximately $1.1 million in the first quarter of 2021 primarily related to lease termination costs, severance costs, and real estate write-downs.

Additionally, during the first quarter of 2021 and in response to the current rate environment, the Company prepaid a $200 million, 1.78% fixed rate long-term Federal Home Loan Bank (“FHLB”) advance with a remaining maturity of approximately 7.5 years, which resulted in a $14.7 million and $11.6 million pre-tax and after tax, respectively, prepayment penalty in the first quarter of 2021.

NET INTEREST INCOME

For the first quarter of 2021, net interest income was $134.9 million, a decrease from $145.6 million reported in the fourth quarter of 2020. Net interest income (FTE)(1) was $138.0 million in the first quarter of 2021, a decrease of $10.7 million from the fourth quarter of 2020. The declines in the net interest income and net interest income (FTE) were primarily driven by the lower day count in the first quarter and the decrease in PPP loan accretion included in interest income to $7.8 million in the first quarter of 2021 from $15.0 million in the fourth quarter of 2020. The decline in PPP loan accretion income was driven by fewer PPP loan forgiveness approvals during the first quarter due to the Company’s PPP forgiveness borrower portal being closed for approximately two months as a result of revised guidance issued by the SBA. The first quarter net interest margin decreased 16 basis points to 3.09% from 3.25% in the previous quarter, while the net interest margin (FTE)(1)  decreased 16 basis points to 3.16% from 3.32% during the same period primarily due to lower PPP loan accretion income in the first quarter.

The Company’s net interest margin (FTE) (1) includes the impact of acquisition accounting fair value adjustments. Net accretion related to acquisition accounting decreased $266,000 from the prior quarter to $4.1 million for the quarter ended March 31, 2021. The fourth quarter of 2020 and first quarter of 2021 and the remaining estimated net accretion impact are reflected in the following table (dollars in thousands):

		Deposit
	Loan	Accretion	Borrowings
	Accretion	(Amortization)	Amortization	Total
For the quarter ended December 31, 2020	$4,541	22	(188)	$4,375
For the quarter ended March 31, 2021	4,287	20	(198)	4,109
For the remaining nine months of 2021 (estimated)	5,974	(5)	(608)	5,361
For the years ending (estimated):
2022	6,660	(43)	(829)	5,788
2023	4,903	(32)	(852)	4,019
2024	3,943	(4)	(877)	3,062
2025	2,993	(1)	(900)	2,092
2026	2,376	—	(926)	1,450
Thereafter	10,955	—	(8,946)	2,009
Total remaining acquisition accounting fair value adjustments at March 31, 2021	$37,804	(85)	(13,938)	$23,781

ASSET QUALITY

Overview

During the first quarter of 2021, nonperforming assets (“NPAs”) as a percentage of loans decreased slightly and remained low at 0.31% at March 31, 2021. Accruing past due loan levels as a percentage of total loans held for investment at March 31, 2021 decreased 11 basis points as compared to December 31, 2020 and were 34 basis points lower than accruing past due loan levels at March 31, 2020. Net charge-off levels remained low at 0.03% of average loans for the first quarter 2021, which is a 2 basis point decrease from the fourth quarter of 2020, and a 13 basis point decrease from the first quarter of 2020. The allowance for credit losses (“ACL”) decreased $14.8 million from December 31, 2020 due primarily to improvements in the macroeconomic outlook.

(1) These are financial measures not calculated in accordance with GAAP. For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results

Loan Modifications for Borrowers Affected by COVID-19

The Company has made certain loan modifications pursuant to joint guidance issued and subsequently updated by the five federal bank regulatory agencies and the Conference of State Bank Supervisors regarding loan modifications for borrowers affected by COVID-19 (the “Joint Guidance “) and Section 4013 of the CARES Act (as amended by the CAA). At March 31, 2021, total loans that remain under their modified terms was approximately $68.1 million or less than 1% of total loans, compared to $146.1 million at December 31, 2020. The majority of the Company’s modifications as of March 31, 2021 were in the construction and land development, commercial real estate, and commercial portfolios.

Nonperforming Assets

At March 31, 2021, NPAs totaled $44.2 million, a decrease of $1.0 million from December 31, 2020. NPAs as a percentage of total outstanding loans at March 31, 2021 were 0.31%, a decrease of 1 basis points from 0.32% at December 31, 2020. Excluding the impact of the PPP loans(1), NPAs as a percentage of total adjusted loans held for investment were 0.35% at March 31, 2021, consistent with December 31, 2020.

The following table shows a summary of nonperforming asset balances at the quarter ended (dollars in thousands):

	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Nonaccrual loans	$41,866	$42,448	$39,023	$39,624	$44,022
Foreclosed properties	2,344	2,773	4,159	4,397	4,444
Total nonperforming assets	$44,210	$45,221	$43,182	$44,021	$48,466

The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Beginning Balance	$42,448	$39,023	$39,624	$44,022	$28,232
Net customer payments	(4,133)	(4,640)	(2,803)	(6,524)	(3,451)
Additions	3,821	8,211	2,790	3,206	6,059
Impact of CECL adoption	—	—	—	—	14,381
Charge-offs	(270)	(146)	(588)	(1,088)	(1,199)
Loans returning to accruing status	—	—	—	8	—
Ending Balance	$41,866	$42,448	$39,023	$39,624	$44,022

The following table shows the activity in foreclosed properties for the quarter ended (dollars in thousands):

	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Beginning Balance	$2,773	$4,159	$4,397	$4,444	$4,708
Additions of foreclosed property	—	—	—	—	615
Valuation adjustments	—	(35)	—	—	(44)
Proceeds from sales	(419)	(1,357)	(254)	(55)	(854)
Gains (losses) from sales	(10)	6	16	8	19
Ending Balance	$2,344	$2,773	$4,159	$4,397	$4,444

(1) These are financial measures not calculated in accordance with GAAP. For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

Past Due Loans

Past due loans still accruing interest totaled $36.0 million or 0.25% of total loans held for investment at March 31, 2021, compared to $49.8 million or 0.36% of total loans held for investment at December 31, 2020, and $75.1 million or 0.59% of total loans held for investment at March 31, 2020. Excluding the impact of the PPP loans(1), past due loans still accruing interest were 0.28% of total adjusted loans held for investment at March 31, 2021, compared to 0.39% of total adjusted loans held for investment at December 31, 2020. Of the total past due loans still accruing interest, $9.8 million or 0.07% of total loans held for investment were loans past due 90 days or more at March 31, 2021, compared to $13.6 million or 0.10% of total loans held for investment at December 31, 2020, and $12.9 million or 0.10% of total loans held for investment at March 31, 2020.

Net Charge-offs

For the first quarter of 2021, net charge-offs were $1.2 million or 0.03% of total average loans on an annualized basis, compared to $1.8 million or 0.05% for the fourth quarter of 2020, and $5.0 million or 0.16% for the first quarter of 2020. Excluding the impact of the PPP loans(1), net charge-offs for the first quarter of 2021 were 0.04% of total adjusted average loans on an annualized basis, compared to 0.06% for the fourth quarter of 2020. The majority of net charge-offs in the first quarter of 2021 were related to the third-party consumer loan portfolio. The Company continues to hold the third-party consumer loan portfolio for investment but is not originating or acquiring any additional loans for this portfolio.

Provision for Credit Losses

The Company recorded a negative provision for credit losses of $13.6 million for the first quarter of 2021, which was approximately $189,000 smaller than the negative provision recorded in the previous quarter, and which decreased $73.8 million compared to the provision for credit losses of $60.2 million recorded during the same quarter in 2020. The provision for credit losses for the first quarter of 2021 reflected a negative provision of $16.4 million in provision for loan losses and $2.8 million in provision for unfunded commitments. The decrease in the provision for credit losses as compared to the same quarter in 2020 was driven by the benign credit impacts since the pandemic began, the significant recovery in the economy since last year as well as the improvement in the economic forecast utilized in estimating the ACL as of March 31, 2021.

Allowance for Credit Losses

At March 31, 2021, the ACL was $155.7 million and included an allowance for loan and lease losses (“ALLL”) of $142.9 million and a reserve for unfunded commitments (“RUC”) of $12.8 million. The ACL at March 31, 2021 decreased $14.8 million from December 31, 2020, due to lower expected losses than previously estimated as a result of benign credit quality metrics to date and an improved economic outlook due to the roll-out of COVID-19 vaccines, as well as additional government stimulus inclusive of more PPP funding.

At March 31, 2021, the ALLL decreased $17.6 million and the RUC increased $2.8 million from December 31, 2020. The increase in the RUC was primarily due to increased funding assumptions on construction projects in the first quarter of 2021, attributable to less uncertainty related to COVID-19. The ALLL as a percentage of the total loan portfolio was 1.00% at March 31, 2021 and 1.14% at December 31, 2020. The ACL as percentage of total loans was 1.09% at March 31, 2021 and 1.22% at December 31, 2020. When excluding PPP loans(1), which are 100% guaranteed by the SBA, the ALLL as a percentage of total adjusted loans decreased 13 basis points from the prior quarter to 1.12% at March 31, 2021, and the ACL as a percentage of total adjusted loans at March 31, 2021 decreased 11 basis points to 1.22% from the prior quarter. The ratio of the ALLL to nonaccrual loans was 341.4% at March 31, 2021, compared to 378.2% at December 31, 2020.

NONINTEREST INCOME

Noninterest income decreased $1.2 million to $31.0 million for the quarter ended March 31, 2021 from $32.2 million in the prior quarter, primarily driven by a $1.2 million decline in service charges on deposit accounts due to a decline in NSF and overdraft fees during the first quarter of 2021, a decrease in mortgage banking income of $858,000 driven by lower mortgage origination volumes, and lower loan-related interest rate swap income of $950,000 due to lower transaction volumes. These quarterly declines were partially offset by increases in several other non-interest income categories including an increase in fiduciary and asset management fees of $368,000, an increase in insurance related income of $481,000, and an increase in unrealized gains on equity method investments of approximately $700,000.

(1) These are financial measures not calculated in accordance with GAAP. For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results

NONINTEREST EXPENSE

Noninterest expense decreased $9.8 million to $111.9 million for the quarter ended March 31, 2021 from $121.7 million in the prior quarter. The decreases in non-interest expense related to the decline in debt extinguishment costs to $14.7 million during the quarter ended March 31, 2021, compared to $20.8 million in the prior quarter. In addition, noninterest expenses decreased by approximately $5.0 million in salaries and benefits, driven by lower performance based variable incentive compensation and profit-sharing expenses in the first quarter of 2021, partially offset by seasonal increases in payroll related taxes and 401(k) contribution expense. Also, OREO and related credit expenses declined from the fourth quarter of 2020 by approximately $625,000, primarily driven by gains of $575,000 on the sale of closed branches in the first quarter of 2021. These net reductions were offset by an increase of $1.2 million in professional services costs driven by an increase in legal fees and costs related to strategic projects. Noninterest expense for the first quarter of 2021 also included approximately $1.1 million in costs related to the Company’s closure of five branches in February 2021, approximately $300,000 in costs related to the Company’s response to the COVID-19 pandemic, and approximately $500,000 in expenses related to PPP loan forgiveness processing and PPP Round Two loan set-up costs incurred during the first quarter.

INCOME TAXES

The effective tax rate for the three months ended March 31, 2021 was 16.8%, compared to 15.1% for the three months ended December 31, 2020. The increase in the effective tax rate is primarily due to changes in the proportion of tax-exempt income to pre-tax income.

BALANCE SHEET

At March 31, 2021, total assets were $19.9 billion, an increase of $226.2 million or approximately 4.7% (annualized) from December 31, 2020, and an increase of $2.0 billion or approximately 11.2% from March 31, 2020. The increases in assets from both the prior quarter and prior year were primarily driven by growth in PPP loans, partially offset by PPP loan forgiveness, as well as net growth in the investment securities portfolio.

At March 31, 2021, loans held for investment (net of deferred fees and costs) were $14.3 billion, including $1.5 billion in PPP loans, an increase of $251.0 million or 7.3% (annualized) from December 31, 2020, while average loans decreased $124.5 million or 3.6% (annualized) from the prior quarter. Excluding the effects of the PPP(1), loans held for investment (net of deferred fees and costs) decreased $82.2 million, or 2.6% (annualized) from December 31, 2020 and average loans decreased $11.7 million, or 0.4% (annualized) from the prior quarter. Loans held for investment (net of deferred fees and costs) increased $1.5 billion or 11.8% from March 31, 2020, while quarterly average loans increased $1.5 billion or 11.7% from the same period in the prior year. Excluding the effects of the PPP(1), loans held for investment (net of deferred fees and costs) at March 31, 2021 decreased $9.3 million or 0.1% from the same period in the prior year, while quarterly average loans during the first quarter of 2021 increased $160.9 million or 1.3% from the same period in the prior year. In addition to an insignificant amount of PPP loan payoffs, the Company processed approximately $165.0 million of loan forgiveness on approximately 2,500 PPP loans during the first quarter of 2021, and funded $511.7 million in new PPP Round Two loans in the first quarter of 2021.

At March 31, 2021, total deposits were $16.3 billion, an increase of $575.3 million or approximately 14.8% (annualized) from December 31, 2020, while average deposits increased $178.5 million or 4.6% (annualized) from the prior quarter. Deposits increased $2.7 billion or 20.3% from March 31, 2020, while quarterly average deposits increased $2.7 billion or 20.4% from the prior year. The increases in deposits from both the prior quarter and the prior year were primarily due to the impact of PPP loan related deposits and government stimulus actions.

(1) These are financial measures not calculated in accordance with GAAP. For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

The following table shows the Company’s capital ratios at the quarters ended:

	March 31,	December 31,	March 31,
	2021	2020	2020
Common equity Tier 1 capital ratio (2)	10.56%	10.26%	9.74%
Tier 1 capital ratio (2)	11.70%	11.39%	9.74%
Total capital ratio (2)	14.25%	14.00%	12.37%
Leverage ratio (Tier 1 capital to average assets) (2)	9.18%	8.95%	8.44%
Common equity to total assets	12.81%	12.95%	13.59%
Tangible common equity to tangible assets (1)	8.24%	8.31%	8.43%

(1)	These are financial measures not calculated in accordance with GAAP. For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.
(2)	All ratios at March 31, 2021 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.

On June 9, 2020, the Company issued and sold 6,900,000 depositary shares, each representing a 1/400th ownership interest in a share of the Company’s 6.875% Perpetual Non-Cumulative Preferred Stock, Series A (“Series A Preferred Stock”), par value $10.00 per share of Series A Preferred Stock with a liquidation preference of $10,000 per share of Series A Preferred Stock. The net proceeds received from the issuance of the Series A Preferred Stock was approximately $166.4 million after deducting the underwriting discount and other offering expenses payable by the Company. The Series A Preferred Stock is included in Tier 1 capital.

During the first quarter of 2021, the Company declared and paid cash dividends of $0.25 per common share, consistent with the fourth quarter of 2020 and the first quarter of 2020. During the first quarter of 2021, the Company also declared and paid a quarterly dividend on the outstanding shares of Series A Preferred Stock of $171.88 per share (equivalent to $0.43 per outstanding depositary share).

On July 10, 2019, the Company announced that its Board of Directors had authorized a share repurchase program (effective July 8, 2019) to purchase up to $150.0 million of the Company’s common stock through June 30, 2021 in open market transactions or privately negotiated transactions. On March 20, 2020, the Company suspended its share repurchase program, which had $20.0 million remaining in the authorization when it was suspended. The Company repurchased an aggregate of approximately 3.7 million shares, at an average price of $35.48, per share under the authorization prior to the suspension.

(1) These are financial measures not calculated in accordance with GAAP. For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

ABOUT ATLANTIC UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 129 branches and approximately 150 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Atlantic Union Bank Wealth Management is a brand name used by Atlantic Union Bank and certain affiliates when providing trust, wealth management, private banking, and investment advisory products and services. Certain non-bank affiliates of Atlantic Union Bank include: Old Dominion Capital Management, Inc., and its subsidiary, Outfitter Advisors, Ltd., and Dixon, Hubard, Feinour, & Brown, Inc., which provide investment advisory services; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

FIRST QUARTER 2021 EARNINGS RELEASE CONFERENCE CALL

The Company will hold a conference call and webcast for analysts on Thursday, April 22, 2021 at 9:00 a.m. Eastern Time during which management will review the first quarter 2021 financial results and provide an update on recent activities. Interested parties may participate in the call toll-free by dialing (866) 220-4170; international callers wishing to participate may do so by dialing (864) 663-5235. The conference ID number is 6781658. Management will conduct a listen-only webcast with accompanying slides, which can be found at: https://edge.media-server.com/mmc/p/qh5352v7.

A replay of the webcast, and the accompanying slides, will be available on the Company’s website for 90 days at: https://investors.atlanticunionbank.com/.

NON-GAAP FINANCIAL MEASURES

In reporting the results of the quarter ended March 31, 2021, the Company has provided supplemental performance measures on a tax-equivalent, tangible, operating, adjusted or pre-tax pre-provision basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance. For a reconciliation of these measures to their most directly comparable GAAP measures and additional information about these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including without limitation, statements made in Mr. Asbury’s quotes are statements that include, projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact. Such forward-looking statements are based on various assumptions as of the time they are made, and are inherently subject to known and unknown risks, uncertainties, and other factors, some of which cannot be predicted or quantified, that may cause actual results, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. Forward-looking statements are often accompanied by words that convey projected future events or outcomes such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” “may,” “view,” “opportunity,” “potential,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of, or trends affecting, the Company will not differ materially from any projected future results, performance, or achievements expressed or implied by such forward-looking statements. Actual future results, performance, achievements or trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to the effects of or changes in:

●	changes in interest rates;
●	general economic and financial market conditions, in the United States generally and particularly in the markets in which the Company operates and which its loans are concentrated, including the effects of declines in real estate values, an increase in unemployment levels and slowdowns in economic growth, including as a result of COVID-19;
●	the quality or composition of the loan or investment portfolios and changes therein;
●	demand for loan products and financial services in the Company’s market area;
●	the Company’s ability to manage its growth or implement its growth strategy;
●	the effectiveness of expense reduction plans;
●	the introduction of new lines of business or new products and services;
●	the Company’s ability to recruit and retain key employees;
●	the incremental cost and/or decreased revenues associated with exceeding $10 billion in assets;
●	real estate values in the Bank’s lending area;
●	an insufficient ACL;
●	changes in accounting principles;
●	the Company’s liquidity and capital positions;
●	concentrations of loans secured by real estate, particularly commercial real estate;
●	the effectiveness of the Company’s credit processes and management of the Company’s credit risk;

●	the Company’s ability to compete in the market for financial services and increased competition from fintech companies;
●	technological risks and developments, and cyber threats, attacks, or events;
●	the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts or public health events (such as COVID-19), and of governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on supply chains and methods used to distribute products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth;
●	the effect of steps the Company takes in response to COVID-19, the severity and duration of the pandemic, the uncertainty regarding new variants of COVID-19 that have emerged, the speed and efficacy of vaccine and treatment developments, the impact of loosening or tightening of government restrictions, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein;
●	the discontinuation of LIBOR and its impact on the financial markets, and the Company’s ability to manage operational, legal and compliance risks related to the discontinuation of LIBOR and implementation of one or more alternate reference rates,
●	performance by the Company’s counterparties or vendors;
●	deposit flows;
●	the availability of financing and the terms thereof;
●	the level of prepayments on loans and mortgage-backed securities;
●	legislative or regulatory changes and requirements, including the impact of the CARES Act, as amended by the CAA, and other legislative and regulatory reactions to COVID-19;
●	potential claims, damages, and fines related to litigation or government actions, including litigation or actions arising from the Company’s participation in and administration of programs related to COVID-19, including, among other things, the CARES Act, as amended by the CAA;
●	the effects of changes in federal, state or local tax laws and regulations;
●	monetary and fiscal policies of the U.S. government, including policies of the U.S. Department of the Treasury and the Federal Reserve;
●	changes to applicable accounting principles and guidelines; and
●	other factors, many of which are beyond the control of the Company.

Please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and related disclosures in other filings, which have been filed with the SEC and are available on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are expressly qualified by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its businesses or operations. Readers are cautioned not to rely too heavily on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date they are made and the Company does not undertake any obligation to update, revise or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(Dollars in thousands, except share data)

	As of & For Three Months Ended
	03/31/21	12/31/20	03/31/20
Results of Operations	(unaudited)	(unaudited)	(unaudited)
Interest and dividend income	$147,673	$161,847	$171,325
Interest expense	12,775	16,243	36,317
Net interest income	134,898	145,604	135,008
Provision for credit losses	(13,624)	(13,813)	60,196
Net interest income after provision for credit losses	148,522	159,417	74,812
Noninterest income	30,985	32,241	28,907
Noninterest expenses	111,937	121,668	95,645
Income before income taxes	67,570	69,990	8,074
Income tax expense	11,381	10,560	985
Net income	56,189	59,430	7,089
Dividends on preferred stock	2,967	2,967	—
Net income available to common shareholders	$53,222	$56,463	$7,089

Interest earned on earning assets (FTE) (1)	$150,726	$164,931	$174,083
Net interest income (FTE) (1)	137,951	148,688	137,766
Total revenue (FTE) (1)	168,936	180,929	166,673
Pre-tax pre-provision adjusted operating earnings (8)	68,563	76,987	68,103

Key Ratios
Earnings per common share, diluted	$0.67	$0.72	$0.09
Return on average assets (ROA)	1.16%	1.19%	0.16%
Return on average equity (ROE)	8.38%	8.82%	1.15%
Return on average tangible common equity (ROTCE) (2) (3)	14.58%	15.60%	2.87%
Efficiency ratio	67.48%	68.41%	58.35%
Net interest margin	3.09%	3.25%	3.49%
Net interest margin (FTE) (1)	3.16%	3.32%	3.56%
Yields on earning assets (FTE) (1)	3.46%	3.69%	4.50%
Cost of interest-bearing liabilities	0.43%	0.52%	1.23%
Cost of deposits	0.23%	0.30%	0.86%
Cost of funds	0.30%	0.37%	0.94%

Operating Measures (4)
Adjusted operating earnings	$67,736	$75,870	$6,958
Adjusted operating earnings available to common shareholders	64,769	72,903	6,958
Adjusted operating earnings per common share, diluted	$0.82	$0.93	$0.09
Adjusted operating ROA	1.40%	1.52%	0.16%
Adjusted operating ROE	10.10%	11.27%	1.13%
Adjusted operating ROTCE (2) (3)	17.58%	19.91%	2.84%
Adjusted operating efficiency ratio (FTE) (1)(7)	55.38%	53.59%	54.80%

Per Share Data
Earnings per common share, basic	$0.67	$0.72	$0.09
Earnings per common share, diluted	0.67	0.72	0.09
Cash dividends paid per common share	0.25	0.25	0.25
Market value per share	38.36	32.94	21.90
Book value per common share	32.37	32.46	30.99
Tangible book value per common share (2)	19.78	19.78	18.15
Price to earnings ratio, diluted	14.12	11.50	60.50
Price to book value per common share ratio	1.19	1.01	0.71
Price to tangible book value per common share ratio (2)	1.94	1.67	1.21
Weighted average common shares outstanding, basic	78,863,468	78,721,530	79,290,352
Weighted average common shares outstanding, diluted	78,884,235	78,740,351	79,317,382
Common shares outstanding at end of period	79,006,331	78,729,212	78,710,448

	As of & For Three Months Ended
	03/31/21	12/31/20	03/31/20
Capital Ratios	(unaudited)	(unaudited)	(unaudited)
Common equity Tier 1 capital ratio (5)	10.56%	10.26%	9.74%
Tier 1 capital ratio (5)	11.70%	11.39%	9.74%
Total capital ratio (5)	14.25%	14.00%	12.37%
Leverage ratio (Tier 1 capital to average assets) (5)	9.18%	8.95%	8.44%
Common equity to total assets	12.81%	12.95%	13.59%
Tangible common equity to tangible assets (2)	8.24%	8.31%	8.43%

Financial Condition
Assets	$19,854,612	$19,628,449	$17,847,376
Loans held for investment, net	14,272,280	14,021,314	12,768,841
Securities	3,317,442	3,180,052	2,655,306
Earning Assets	17,889,174	17,624,618	15,813,780
Goodwill	935,560	935,560	935,560
Amortizable intangibles, net	53,471	57,185	69,298
Deposits	16,298,017	15,722,765	13,553,035
Borrowings	563,600	840,717	1,514,464
Stockholders' equity	2,709,732	2,708,490	2,425,450
Tangible common equity (2)	1,554,344	1,549,388	1,420,592

Loans held for investment, net of deferred fees and costs
Construction and land development	$884,303	$925,798	$1,318,252
Commercial real estate - owner occupied	2,083,155	2,128,909	2,051,904
Commercial real estate - non-owner occupied	3,671,471	3,657,562	3,328,012
Multifamily real estate	842,906	814,745	679,390
Commercial & Industrial	3,599,884	3,263,460	2,177,932
Residential 1-4 Family - Commercial	658,051	671,949	721,800
Residential 1-4 Family - Consumer	816,916	822,866	854,550
Residential 1-4 Family - Revolving	563,786	596,996	652,135
Auto	406,349	401,324	358,039
Consumer	215,711	247,730	352,572
Other Commercial	529,748	489,975	274,255
Total loans held for investment	$14,272,280	$14,021,314	$12,768,841

Deposits
NOW accounts	$3,612,135	$3,621,181	$3,180,913
Money market accounts	4,244,092	4,248,335	3,817,959
Savings accounts	991,418	904,095	745,402
Time deposits of $250,000 and over	619,040	654,224	696,520
Other time deposits	1,764,933	1,926,227	2,044,668
Time deposits	2,383,973	2,580,451	2,741,188
Total interest-bearing deposits	$11,231,618	$11,354,062	$10,485,462
Demand deposits	5,066,399	4,368,703	3,067,573
Total deposits	$16,298,017	$15,722,765	$13,553,035

Averages
Assets	$19,686,854	$19,817,318	$17,559,921
Loans held for investment, net	14,064,123	14,188,661	12,593,923
Loans held for sale	63,022	59,312	50,721
Securities	3,209,377	3,140,243	2,621,437
Earning assets	17,692,095	17,801,490	15,563,670
Deposits	16,074,650	15,896,149	13,346,857
Time deposits	2,490,432	2,571,639	2,755,500
Interest-bearing deposits	11,491,129	11,482,105	10,421,419
Borrowings	574,678	891,699	1,442,525
Interest-bearing liabilities	12,065,807	12,373,804	11,863,944
Stockholders' equity	2,719,941	2,679,170	2,485,646
Tangible common equity (2)	1,562,575	1,518,223	1,478,803

		As of & For Three Months Ended
		03/31/21	12/31/20	03/31/20
Asset Quality		(unaudited)	(unaudited)	(unaudited)
Allowance for Credit Losses (ACL)
Beginning balance, Allowance for loan and lease losses (ALLL)		$160,540	$174,122	$42,294
Add: Day 1 impact from adoption of CECL		—	—	47,484
Add: Recoveries		2,469	1,617	2,160
Less: Charge-offs		3,641	3,386	7,151
Add: Provision for loan losses		(16,457)	(11,813)	56,256
Ending balance, ALLL		$142,911	$160,540	$141,043

Beginning balance, Reserve for unfunded commitment (RUC)		$10,000	$12,000	$900
Add: Day 1 impact from adoption of CECL		—	—	4,160
Add: Provision for unfunded commitments		2,833	(2,000)	3,940
Ending balance, RUC		$12,833	$10,000	$9,000
Total ACL		$155,744	$170,540	$150,043

ACL / total outstanding loans		1.09%	1.22%	1.18%
ACL / total adjusted loans(9)		1.22%	1.33%	1.18%
ALLL / total outstanding loans		1.00%	1.14%	1.10%
ALLL / total adjusted loans(9)		1.12%	1.25%	1.10%
Net charge-offs / total average loans		0.03%	0.05%	0.16%
Net charge-offs / total adjusted average loans(9)		0.04%	0.06%	0.16%
Provision for loan losses/ total average loans		(0.47)%	(0.33)%	1.80%
Provision for loan losses/ total adjusted average loans(9)		(0.52)%	(0.37)%	1.80%
	`
Nonperforming Assets(6)
Construction and land development		$2,637	$3,072	$3,234
Commercial real estate - owner occupied		7,016	7,128	11,250
Commercial real estate - non-owner occupied		1,958	2,317	1,642
Multifamily real estate		—	33	53
Commercial & Industrial		2,023	2,107	3,431
Residential 1-4 Family - Commercial		9,190	9,993	7,040
Residential 1-4 Family - Consumer		14,770	12,600	13,088
Residential 1-4 Family - Revolving		3,853	4,629	3,547
Auto		303	500	550
Consumer		116	69	91
Other Commercial		—	—	96
Nonaccrual loans		$41,866	$42,448	$44,022
Foreclosed property		2,344	2,773	4,444
Total nonperforming assets (NPAs)		$44,210	$45,221	$48,466
Construction and land development		$189	$—	$317
Commercial real estate - owner occupied		3,180	3,727	1,690
Commercial real estate - non-owner occupied		817	148	2,037
Multifamily real estate		—	—	377
Commercial & Industrial		654	1,114	517
Residential 1-4 Family - Commercial		576	1,560	777
Residential 1-4 Family - Consumer		3,041	5,699	4,407
Residential 1-4 Family - Revolving		917	826	2,005
Auto		154	166	127
Consumer		248	394	622
Loans ≥ 90 days and still accruing		$9,776	$13,634	$12,876
Total NPAs and loans ≥ 90 days		$53,986	$58,855	$61,342
NPAs / total outstanding loans		0.31%	0.32%	0.38%
NPAs / total adjusted loans(9)		0.35%	0.35%	0.38%
NPAs / total assets		0.22%	0.23%	0.27%
ALLL / nonaccrual loans		341.35%	378.20%	320.39%
ALLL/ nonperforming assets		323.25%	355.01%	291.01%

	As of & For Three Months Ended
	03/31/21	12/31/20	03/31/20
Past Due Detail(6)	(unaudited)	(unaudited)	(unaudited)
Construction and land development	$865	$1,903	$2,786
Commercial real estate - owner occupied	3,426	1,870	10,779
Commercial real estate - non-owner occupied	1,055	2,144	2,087
Multifamily real estate	187	617	623
Commercial & Industrial	3,086	1,848	4,893
Residential 1-4 Family - Commercial	1,803	2,227	4,145
Residential 1-4 Family - Consumer	6,831	10,182	15,667
Residential 1-4 Family - Revolving	1,397	2,975	4,308
Auto	1,035	2,076	1,967
Consumer	595	1,166	1,612
Other Commercial	407	16	1
Loans 30-59 days past due	$20,687	$27,024	$48,868
Construction and land development	$473	$547	$316
Commercial real estate - owner occupied	514	1,380	1,444
Commercial real estate - non-owner occupied	1,413	1,721	2,765
Multifamily real estate	81	—	1,994
Commercial & Industrial	613	1,190	1,218
Residential 1-4 Family - Commercial	798	818	1,066
Residential 1-4 Family - Consumer	808	1,533	570
Residential 1-4 Family - Revolving	284	1,044	1,286
Auto	165	376	311
Consumer	314	550	1,294
Other Commercial	88	—	1,068
Loans 60-89 days past due	$5,551	$9,159	$13,332

Past Due and still accruing	$36,014	$49,817	$75,076
Past Due and still accruing / total loans	0.25%	0.36%	0.59%
Past Due and still accruing / total adjusted loans(9)	0.28%	0.39%	0.59%

Troubled Debt Restructurings
Performing	$13,670	$13,961	$14,865
Nonperforming	6,058	6,655	5,491
Total troubled debt restructurings	$19,728	$20,616	$20,356

Alternative Performance Measures (non-GAAP)
Net interest income (FTE) (1)
Net interest income (GAAP)	$134,898	$145,604	$135,008
FTE adjustment	3,053	3,084	2,758
Net interest income (FTE) (non-GAAP)	$137,951	$148,688	$137,766
Noninterest income (GAAP)	30,985	32,241	28,907
Total revenue (FTE) (non-GAAP)	$168,936	$180,929	$166,673

Average earning assets	$17,692,095	$17,801,490	$15,563,670
Net interest margin	3.09%	3.25%	3.49%
Net interest margin (FTE)	3.16%	3.32%	3.56%

Tangible Assets (2)
Ending assets (GAAP)	$19,854,612	$19,628,449	$17,847,376
Less: Ending goodwill	935,560	935,560	935,560
Less: Ending amortizable intangibles	53,471	57,185	69,298
Ending tangible assets (non-GAAP)	$18,865,581	$18,635,704	$16,842,518

Tangible Common Equity (2)
Ending equity (GAAP)	$2,709,732	$2,708,490	$2,425,450
Less: Ending goodwill	935,560	935,560	935,560
Less: Ending amortizable intangibles	53,471	57,185	69,298
Less: Perpetual preferred stock	166,357	166,357	-
Ending tangible common equity (non-GAAP)	$1,554,344	$1,549,388	$1,420,592

Average equity (GAAP)	$2,719,941	$2,679,170	$2,485,646
Less: Average goodwill	935,560	935,560	935,560
Less: Average amortizable intangibles	55,450	59,031	71,283
Less: Average perpetual preferred stock	166,356	166,356	-
Average tangible common equity (non-GAAP)	$1,562,575	$1,518,223	$1,478,803

ROTCE (2)(3)
Net income available to common shareholders (GAAP)	$53,222	$56,463	$7,089
Plus: Amortization of intangibles, tax effected	2,947	3,079	3,477
Net income available to common shareholders before amortization of intangibles (non-GAAP)	$56,169	$59,542	$10,566

Return on average tangible common equity (ROTCE) (2) (3)	14.58%	15.60%	2.87%

	As of & For Three Months Ended
	03/31/21	12/31/20	03/31/20
	(unaudited)	(unaudited)	(unaudited)
Operating Measures (4)
Net income (GAAP)	$56,189	$59,430	$7,089
Plus: Net loss related to balance sheet repositioning, net of tax	11,609	16,440	1,398
Less: Gain on sale of securities, net of tax	62	—	1,529
Adjusted operating earnings (non-GAAP)	67,736	75,870	6,958
Less: Dividends on preferred stock	2,967	2,967	—
Adjusted operating earnings available to common shareholders (non-GAAP)	$64,769	$72,903	$6,958

Noninterest expense (GAAP)	$111,937	$121,668	$95,645
Less: Amortization of intangible assets	3,730	3,897	4,401
Less: Losses related to balance sheet repositioning	14,695	20,810	—
Adjusted operating noninterest expense (non-GAAP)	$93,512	$96,961	$91,244

Noninterest income (GAAP)	$30,985	$32,241	$28,907
Less: Gains (losses) related to balance sheet repositioning	—	—	(1,769)
Less: Gain on sale of securities	78	—	1,936
Adjusted operating noninterest income (non-GAAP)	$30,907	$32,241	$28,740

Net interest income (FTE) (non-GAAP) (1)	$137,951	$148,688	$137,766
Adjusted operating noninterest income (non-GAAP)	30,907	32,241	28,740
Total adjusted revenue (FTE) (non-GAAP) (1)	$168,858	$180,929	$166,506

Efficiency ratio	67.48%	68.41%	58.35%
Adjusted operating efficiency ratio (FTE) (1)(7)	55.38%	53.59%	54.80%

Operating ROTCE (2)(3)(4)
Adjusted operating earnings available to common shareholders (non-GAAP)	$64,769	$72,903	$6,958
Plus: Amortization of intangibles, tax effected	2,947	3,079	3,477
Adjusted operating earnings available to common shareholders before amortization of intangibles (non-GAAP)	$67,716	$75,982	$10,435

Average tangible common equity (non-GAAP)	$1,562,575	$1,518,223	$1,478,803
Adjusted operating return on average tangible common equity (non-GAAP)	17.58%	19.91%	2.84%

Pre-tax pre-provision adjusted operating earnings (8)
Net income (GAAP)	$56,189	$59,430	$7,089
Plus: Provision for credit losses	(13,624)	(13,813)	60,196
Plus: Income tax expense	11,381	10,560	985
Plus: Net loss related to balance sheet repositioning	14,695	20,810	1,769
Less: Gain on sale of securities	78	—	1,936
Pre-tax pre-provision adjusted operating earnings (non-GAAP)	$68,563	$76,987	$68,103

Weighted average common shares outstanding, diluted	78,884,235	78,740,351	79,317,382
Pre-tax pre-provision earnings per share, diluted	$0.87	$0.98	$0.86

Paycheck Protection Program adjustment impact (9)
Loans held for investment (net of deferred fees and costs)(GAAP)	$14,272,280	$14,021,314	$12,768,841
Less: PPP adjustments (net of deferred fees and costs)	1,512,714	1,179,522	—
Loans held for investment (net of deferred fees and costs),net adjustments, excluding PPP (non-GAAP)	$12,759,566	$12,841,792	$12,768,841

Average loans held for investment (net of deferred fees and costs)(GAAP)	$14,064,123	$14,188,661	$12,593,923
Less: Average PPP adjustments (net of deferred fees and costs)	1,309,326	1,445,602	—
Average loans held for investment, net adjustments, excluding PPP (net of deferred fees and costs)(non-GAAP)	$12,754,797	$12,743,059	$12,593,923

	As of & For Three Months Ended
	03/31/21	12/31/20	03/31/20
	(unaudited)	(unaudited)	(unaudited)
Mortgage Origination Held for Sale Volume
Refinance Volume	$157,312	$204,576	$68,382
Construction Volume	13,248	12,719	7,837
Purchase Volume	89,392	112,873	64,492
Total Mortgage loan originations held for sale	$259,952	$330,168	$140,711
% of originations that are refinances	60.5%	62.0%	48.6%

Wealth
Assets under management ("AUM")	$6,056,475	$5,865,264	$4,783,228

Other Data
End of period full-time employees	1,869	1,879	2,011
Number of full-service branches	129	134	149
Number of full automatic transaction machines ("ATMs")	153	156	169

(1)	These are non-GAAP financial measures. Net interest income (FTE) and total adjusted revenue (FTE), which are used in computing net interest margin (FTE) and adjusted operating efficiency ratio (FTE), respectively, provide valuable additional insight into the net interest margin and the efficiency ratio by adjusting for differences in tax treatment of interest income sources. The entire FTE adjustment is attributable to interest income on earning assets, which is used in computing yield on earning assets. Interest expense and the related cost of interest-bearing liabilities and cost of funds ratios are not affected by the FTE components.
(2)	These are non-GAAP financial measures. Tangible assets and tangible common equity are used in the calculation of certain profitability, capital, and per share ratios. The Company believes tangible assets, tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.
(3)	These are non-GAAP financial measures. The Company believes that ROTCE is a meaningful supplement to GAAP financial measures and useful to investors because it measures the performance of a business consistently across time without regard to whether components of the business were acquired or developed internally.
(4)	These are non-GAAP financial measures. Adjusted operating measures exclude the gains or losses related to balance sheet repositioning (principally composed of gains and losses on debt extinguishment) and gains or losses on sale of securities. The Company believes these non-GAAP adjusted measures provide investors with important information about the combined economic results of the organization’s operations.
(5)	All ratios at March 31, 2021 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.
(6)	These balances reflect the impact of the CARES Act and the Joint Guidance, which provides relief for TDR designations and also provides guidance on past due reporting for modified loans.
(7)	The adjusted operating efficiency ratio (FTE) excludes the amortization of intangible assets and gains or losses related to balance sheet repositioning (principally composed of gains and losses on debt extinguishment). This measure is similar to the measure utilized by the Company when analyzing corporate performance and is also similar to the measure utilized for incentive compensation. The Company believes this adjusted measure provides investors with important information about the combined economic results of the organization’s operations.
(8)	This is a non-GAAP financial measure. Pre-tax pre-provision adjusted earnings excludes the provision for credit losses, which can fluctuate significantly from period-to-period under the CECL methodology, income tax expense, gains or losses related to balance sheet repositioning (principally composed of gains and losses on debt extinguishment), and gains or losses on sale of securities. The Company believes this adjusted measure provides investors with important information about the combined economic results of the organization’s operations.
(9)	These are non-GAAP financial measures. PPP adjustment impact excludes the SBA guaranteed loans funded during 2020 and 2021. The Company believes loans held for investment (net of deferred fees and costs), excluding PPP is useful to investors as it provides more clarity on the Company’s organic growth. The Company also believes that the related non-GAAP financial measures of past due loans still accruing interest as a percentage of total loans held for investment (net of deferred fees and costs), excluding PPP, are useful to investors as loans originated under the PPP carry an SBA guarantee. The Company believes that the ALLL as a percentage of loans held for investment (net of deferred fees and costs), excluding PPP, is useful to investors because of the size of the Company’s PPP originations and the impact of the embedded credit enhancement provided by the SBA guarantee.

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	March 31,	December 31,	March 31,
	2021	2020	2020
ASSETS	(unaudited)	(audited)	(unaudited)
Cash and cash equivalents:
Cash and due from banks	$155,972	$172,307	$197,521
Interest-bearing deposits in other banks	244,593	318,974	292,154
Federal funds sold	315	2,013	15,284
Total cash and cash equivalents	400,880	493,294	504,959
Securities available for sale, at fair value	2,697,043	2,540,419	1,972,903
Securities held to maturity, at carrying value	543,575	544,851	552,176
Restricted stock, at cost	76,824	94,782	130,227
Loans held for sale, at fair value	49,082	96,742	76,690
Loans held for investment, net of deferred fees and costs	14,272,280	14,021,314	12,768,841
Less allowance for loan and lease losses	142,911	160,540	141,043
Total loans held for investment, net	14,129,369	13,860,774	12,627,798
Premises and equipment, net	161,478	163,829	161,139
Goodwill	935,560	935,560	935,560
Amortizable intangibles, net	53,471	57,185	69,298
Bank owned life insurance	328,627	326,892	324,980
Other assets	478,703	514,121	491,646
Total assets	$19,854,612	$19,628,449	$17,847,376
LIABILITIES
Noninterest-bearing demand deposits	$5,066,399	$4,368,703	$3,067,573
Interest-bearing deposits	11,231,618	11,354,062	10,485,462
Total deposits	16,298,017	15,722,765	13,553,035
Securities sold under agreements to repurchase	105,522	100,888	56,781
Other short-term borrowings	168,000	250,000	380,000
Long-term borrowings	290,078	489,829	1,077,683
Other liabilities	283,263	356,477	354,427
Total liabilities	17,144,880	16,919,959	15,421,926
Commitments and contingencies
STOCKHOLDERS' EQUITY
Preferred stock, $10.00 par value	173	173	—
Common stock, $1.33 par value	104,493	104,169	104,086
Additional paid-in capital	1,918,991	1,917,081	1,743,429
Retained earnings	649,574	616,052	529,606
Accumulated other comprehensive income (loss)	36,501	71,015	48,329
Total stockholders' equity	2,709,732	2,708,490	2,425,450
Total liabilities and stockholders' equity	$19,854,612	$19,628,449	$17,847,376

Common shares outstanding	79,006,331	78,729,212	78,710,448
Common shares authorized	200,000,000	200,000,000	200,000,000
Preferred shares outstanding	17,250	17,250	-
Preferred shares authorized	500,000	500,000	500,000

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
	(Unaudited)	(Unaudited)	(Unaudited)
Interest and dividend income:
Interest and fees on loans	$128,006	$142,108	$151,127
Interest on deposits in other banks	77	117	862
Interest and dividends on securities:
Taxable	10,353	10,414	11,627
Nontaxable	9,237	9,208	7,709
Total interest and dividend income	147,673	161,847	171,325
Interest expense:
Interest on deposits	9,128	12,000	28,513
Interest on short-term borrowings	48	93	1,340
Interest on long-term borrowings	3,599	4,150	6,464
Total interest expense	12,775	16,243	36,317
Net interest income	134,898	145,604	135,008
Provision for credit losses	(13,624)	(13,813)	60,196
Net interest income after provision for credit losses	148,522	159,417	74,812
Noninterest income:
Service charges on deposit accounts	5,509	6,702	7,578
Other service charges, commissions and fees	1,701	1,692	1,624
Interchange fees	1,847	1,884	1,625
Fiduciary and asset management fees	6,475	6,107	5,984
Mortgage banking income	8,255	9,113	2,022
Gains on securities transactions	78	—	1,936
Bank owned life insurance income	2,265	2,057	2,049
Loan-related interest rate swap fees	1,754	2,704	3,948
Other operating income	3,101	1,982	2,141
Total noninterest income	30,985	32,241	28,907
Noninterest expenses:
Salaries and benefits	52,660	57,649	50,117
Occupancy expenses	7,315	7,043	7,133
Furniture and equipment expenses	3,968	3,881	3,741
Technology and data processing	6,904	6,742	6,169
Professional services	4,960	3,797	3,307
Marketing and advertising expense	2,044	2,473	2,739
FDIC assessment premiums and other insurance	2,307	2,393	2,861
Other taxes	4,436	4,119	4,120
Loan-related expenses	1,877	2,004	2,697
OREO and credit-related expenses	(114)	511	688
Amortization of intangible assets	3,730	3,897	4,401
Loss on debt extinguishment	14,695	20,810	—
Other expenses	7,155	6,349	7,672
Total noninterest expenses	111,937	121,668	95,645
Income before income taxes	67,570	69,990	8,074
Income tax expense	11,381	10,560	985
Net income	$56,189	$59,430	$7,089
Dividends on preferred stock	2,967	2,967	—
Net income available to common shareholders	$53,222	$56,463	$7,089

Basic earnings per common share	$0.67	$0.72	$0.09
Diluted earnings per common share	$0.67	$0.72	$0.09

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Quarter Ended
	March 31, 2021			December 31, 2020
	Average Balance	Interest Income / Expense (1)	Yield / Rate (1)(2)	Average Balance	Interest Income / Expense (1)	Yield / Rate (1)(2)

	(unaudited)			(unaudited)
Assets:
Securities:
Taxable	$1,906,585	$10,353	2.20%	$1,848,655	$10,414	2.24%
Tax-exempt	1,302,792	11,693	3.64%	1,291,588	11,656	3.59%
Total securities	3,209,377	22,046	2.79%	3,140,243	22,070	2.80%
Loans, net (3) (4)	14,064,123	128,122	3.69%	14,188,661	142,289	3.99%
Other earning assets	418,595	558	0.54%	472,586	572	0.48%
Total earning assets	17,692,095	$150,726	3.46%	17,801,490	$164,931	3.69%
Allowance for loan and lease losses	(157,802)			(174,761)
Total non-earning assets	2,152,561			2,190,589
Total assets	$19,686,854			$19,817,318

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Transaction and money market accounts	$8,060,328	$2,152	0.11%	$8,029,168	$3,167	0.16%
Regular savings	940,369	59	0.03%	881,298	88	0.04%
Time deposits (5)	2,490,432	6,917	1.13%	2,571,639	8,745	1.35%
Total interest-bearing deposits	11,491,129	9,128	0.32%	11,482,105	12,000	0.42%
Other borrowings (6)	574,678	3,647	2.57%	891,699	4,243	1.89%
Total interest-bearing liabilities	12,065,807	$12,775	0.43%	12,373,804	$16,243	0.52%

Noninterest-bearing liabilities:
Demand deposits	4,583,521			4,414,044
Other liabilities	317,585			350,300
Total liabilities	16,966,913			17,138,148
Stockholders' equity	2,719,941			2,679,170
Total liabilities and stockholders' equity	$19,686,854			$19,817,318
Net interest income		$137,951			$148,688

Interest rate spread			3.03%			3.17%
Cost of funds			0.30%			0.37%
Net interest margin			3.16%			3.32%

(1)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 21%.
(2)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $4.3 million and $4.5 million for the three months ended March 31, 2021 and December 31, 2020, respectively, in accretion of the fair market value adjustments related to acquisitions.
(5)	Interest expense on time deposits includes $20,000 and $22,000 for the three months ended March 31, 2021 and December 31, 2020, respectively, in accretion of the fair market value adjustments related to acquisitions.
(6)	Interest expense on borrowings includes $198,000 and $188,000 for the three months ended March 31, 2021 and December 31, 2020, in amortization of the fair market value adjustments related to acquisitions.